Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
 (baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports Comparable Store Sales Increase of 13.2% for November

HOUSTON, TX, November 29, 2012 - Stage Stores, Inc. (NYSE: SSI) today reported that total sales for the four week November period ended November 24, 2012 increased 16.4% to $141 million from $121 million in the prior year four week November period ended November 26, 2011.  Comparable store sales for the November period increased 13.2%.

Merchandise categories that posted comparable store sales gains in excess of the Company average were cosmetics, footwear, home & gifts, junior sportswear and petites.  Geographically, all regions of the country achieved a comparable store sales increase, with the Midwest, South Central and Southwest regions outperforming.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2012	2011	2012	2011
1st Quarter	2.5	0.2	366	347
2nd Quarter	5.4	0.9	381	353
3rd Quarter	8.1	(0.6)	371	333
November	13.2	2.3	141	121
Year-To-Date (10 Mos)	6.1	0.4	1,259	1,154

Michael Glazer, President and Chief Executive Officer, commented, "November's sensational 13.2% comparable store sales increase gets us off to a fantastic start to the holiday season.  Despite the disruptions caused by Superstorm Sandy early in the month, we achieved a comparable store sales increase each week of November, culminating in a
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Stage Stores Reports
November Sales
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gain of over 20% in the week of Thanksgiving.  We participated like never before during the Thanksgiving weekend as we offered some of our most exciting and compelling holiday offers and deals ever.  Our strategy worked well as we achieved higher sales while maintaining our merchandise margin rate.  We are extremely encouraged by our outstanding November results and fully expect that our positive momentum will continue in December.  December's business will be driven by exciting merchandise selections, a strong marketing campaign, a favorable calendar and ongoing benefits from the combination of our private label credit card reissue and new loyalty program launch."

Store Activity
The Company reported that it opened fifteen new stores during November.  Goody's stores were opened in Toccoa, GA, Hamilton and Opelika, AL and Aberdeen, NC; Peebles stores were opened in Brodheadsville, PA, Sidney, NY and Oxford, NC; and Steele's stores were opened in Tahlequah and Miami, OK, San Benito, Seguin, Mineral Wells and Alvin, TX, Alexander City, AL and Hobbs, NM.  The Company noted that those openings completed its 2012 new store opening program.  The Company also reported that it permanently closed its Peebles store in Ventnor City, NJ due to flooding caused by Superstorm Sandy.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody's, Palais Royal, Peebles, Stage and Steele's names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 865 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains "forward-looking statements". Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company's expectations that its positive momentum will continue in December.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 28, 2012, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.
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